Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information:

Edmond Tseng, President and CEO

OSE USA, Inc.

2223 Old Oakland Road, San Jose CA 95131-1402

(408) 383-0818

OSE USA, Inc. Announces its Plan to Go Private

October 14, 2005 (San Jose, CA): OSE USA, Inc. (OTCBB: OSEE) announced today its adoption of a Rule 13e-3 “going private” transaction pursuant to agreement with its principal shareholder Orient Semiconductor Electronics Limited (TSE: 2329). The company filed a transaction statement and related preliminary information statement with the Securities and Exchange Commission earlier today. Shareholder approval of the agreement was obtained by written consent of Orient.

Pursuant to the terms of the agreement, (1) OSEE will merge with OSE Acquisition Corporation, a purpose-formed wholly-owned Delaware subsidiary of Orient, (2) the surviving corporation will succeed to all of OSEE’s assets and liabilities and will operate under a certificate of incorporation and bylaws substantially identical with those of OSEE and with the same directors and officers, (3) Orient’s investment in OSEE Preferred Stock will be converted into the same investment in the surviving corporation, and (4) OSEE’s common stock will be converted into the right to receive payment of cash consideration of $0.006 per share to be funded by Orient. The company expects the transaction to close during the fourth quarter of 2005.

President Edmond Tseng stated: “The company was severely impacted by the economic downtown and retrenchment in the semiconductor industry which commenced before Orient Semiconductor Electronics made its initial investment in 1999. Despite our best efforts, the company’s economic prospects have steadily declined and its outstanding debt to the parent company, coupled with increasing costs of compliance, has increased to levels that make the company’s turnaround as a public company not a viable prospect. We therefore have searched for a way to create a liquidity opportunity for our stockholders, most of whom have experienced significant loss in value of their investment in a very limited market without even the ability to realize the tax benefit of a capital loss. We believe that the going private transaction is fair to all parties and will provide such an opportunity to all of our minority shareholders and shift the burden of the company’s future prospects entirely to the parent company.”

Founded in 1992, OSE USA, Inc. has been the nation’s leading onshore advanced technology IC packaging foundry. In May 1999 Orient Semiconductor Electronics Limited (OSE), one of Taiwan’s top IC assembly and packaging services companies, acquired a controlling interest in OSEE, boosting its US expansion efforts.

After the closure of its US manufacturing operations, the Company has focused on servicing its customers through its offshore manufacturing affiliates. OSEE’s customers include IC design houses, OEMs, and manufacturers.